Exhibit F

Writer’s Direct Dial: +1 212 225 2852 E-Mail: ilagos@cgsh.com

July 27, 2026

República Oriental del Uruguay

Ministry of Economy and Finance

Colonia 1089 – Third Floor

11100 Montevideo

Uruguay

Ladies and Gentlemen:

We have acted as special United States counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic”) in connection with the preparation and filing by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) of a registration statement being filed on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time in the United States up to US$1,666,725,999.08 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities. The Debt Securities will be issued pursuant to an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

In arriving at the opinion expressed below, we have reviewed the following documents.

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, along with the related form of authorization (each, an “Authorization”) and the form of debt securities attached as an exhibit to the Indenture.

In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

República Oriental del Uruguay,

c/o Ministry of Economy and Finance, p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) an Authorization pursuant to the Indenture, establishing the terms of the Debt Securities, has been duly authorized by the Republic and duly executed and delivered by the Republic in accordance with the Indenture, (ii) the Debt Securities, in substantially the form set forth as an exhibit to the Indenture and annexed to the Authorization, have been duly authorized by the Republic and duly executed and authenticated in accordance with the Indenture, and duly delivered by the Republic, such Debt Securities will constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.

In giving the foregoing opinion, (a) we have assumed that: (i) the Republic and each other party to the Indenture has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Indenture), (ii) any terms of the Debt Securities that are not contained in the forms thereof set forth as an exhibit to the Indenture will comply with applicable law and will be valid, binding and enforceable and (iii) the interest rate on the Debt Securities will not exceed the maximum rate permitted by law, (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Indenture and in the Debt Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

In addition, we note that the designation in Section 9.7 of the Indenture and in the Debt Securities of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Indenture and the Debt Securities, respectively, is (notwithstanding the waiver in or pursuant to Section 9.7 of the Indenture and in the Debt Securities) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

We express no opinion as to the enforceability of any provision in the Debt Securities relating to currency indemnity.

República Oriental del Uruguay,

c/o Ministry of Economy and Finance, p. 3

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit F to the Registration Statement and to the references to this firm in the Registration Statement and the related prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Ignacio Lagos
Ignacio Lagos, a Partner